UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2010 (February 8, 2010)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 714-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 8, 2010, an event of default occurred with respect to the $70.3 million aggregate principal amount of Junior Subordinated Notes due 2037 (the “Notes”) issued by JER Investors Trust Inc. (the “Company”) under the Junior Subordinated Indenture between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), dated as of May 29, 2009 (the “Indenture”). The Company failed to make an interest payment on the Notes of $87,892 due on February 1, 2010, and did not cure such default within the permitted grace period. During the continuance of an event of default, the Trustee or holders of not less than 25% aggregate principal amount of the Notes have the right to accelerate the Company’s obligation to pay the principal amount and accrued interest on the Notes. The Company has not received notice from the Trustee or the holders of the Notes accelerating such obligations. Upon an acceleration of payments, the Company would become obligated to pay to $70.4 million to the holders of the Notes.

JERIT Finance Co JPM, LLC (“JERIT Finance”), a wholly owned subsidiary of the Company, maintains a Master Repurchase Agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”), dated as of September 12, 2008, as amended on December 17, 2008, December 21, 2009 and January 21, 2010 (the “Repurchase Agreement”). The Company provided a Guaranty, dated as of September 12, 2008, as amended on September 26, 2008, December 17, 2008 and December 21, 2009 (the “Guaranty”), to J.P. Morgan in respect of JERIT Finance’s obligations under the Repurchase Agreement. JERIT Finance’s borrowings under the Repurchase Agreement were $6.2 million as of February 10, 2010.

The Repurchase Agreement provides that a default which permits the acceleration of the Company’s indebtedness (including the Notes) of at least $1.0 million would also constitute an event of default under the Repurchase Agreement, thereby permitting an acceleration of JERIT Finance’s obligations under the Repurchase Agreement. On January 8, 2010, an event of default occurred under the ISDA Master Agreement between the Company and National Australia Bank Limited, dated as of December 1, 2004, as amended on March 3, 2009, July 9, 2009, October 7, 2009 and December 7, 2009 (the “Swap Agreement”), thereby permitting J.P. Morgan to accelerate JERIT Finance’s obligations under the Repurchase Agreement. J.P. Morgan has not yet accelerated JERIT Finance’s obligations under the Repurchase Agreement. In the event that J.P. Morgan elects to accelerate due to an event of default on either the Notes or the Swap Agreement, the collateral that serves as security for the Repurchase Agreement may be liquidated or seized by J.P. Morgan in order to satisfy JERIT Finance’s outstanding borrowings. To the extent that the proceeds of the liquidation or credit for the seizure of such collateral are insufficient to satisfy outstanding borrowings, and JERIT Finance is not able to finance or refinance such deficiency, J.P. Morgan could make a further claim against the Company for the difference as the Repurchase Agreement is fully recourse to the Company.

The Company does not expect that it would have sufficient liquid assets available to pay its obligations under the Indenture or the Guaranty if such obligations were to be accelerated, and the Company would be unable to fund its operations or to continue its business, in which case the Company could be subject to reorganization or liquidation. Management’s assessment of the Company’s liabilities and the current market value of the Company’s assets suggests that, in the event of such a reorganization or liquidation of the Company, the Company’s stockholders would not receive any value and the Company’s unsecured creditors would receive little if any value.

The Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 4, 2009. The Guaranty, the Second Amendment thereto, and the Repurchase Agreement were filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed on December 23, 2008. The Second Amendment to the Repurchase Agreement and the Third Amendment to the Guaranty were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed on December 22, 2009. The Third Amendment to the Repurchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)
Date: February 11, 2010	By:	/s/ J. Michael McGillis
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer